COMMON STOCK VOTING AGREEMENT


     This Common Stock Voting Agreement ("the Voting Agreement") is made this 13th day of August, 1997 by and between L.E. Smith ("Smith"), Dan Page ("Page"), J. Eric Hendrickson ("Hendrickson") and Herb Newton ("Newton") (collectively "SPHN"), and Patricia Anderson-Lasko ("Anderson"), and Innovo Group Inc. ("IGI").

     WHEREAS, concurrent with the date hereof, Smith, Page, Hendrickson and Newton are purchasing certain shares of the common stock, par value $.01 per share, of Innovo Group
Inc.("IGI") pursuant to a Stock Purchase Agreement (the
"Acquisition Agreement"); and

     WHEREAS, Anderson has previously acquired shares of IGI common stock ("the Anderson Shares"); and

     WHEREAS, as a condition to the purchase by SPHN described in the second preceding paragraph, SPHN has requested to obtain the right to vote, in certain circumstances, certain shares of Anderson Shares as Anderson may own from time to time and have sole voting power with respect to; and

     WHEREAS, Anderson, as an inducement to the purchase by SPHN described in the third preceding paragraph is willing to grant to SPHN the right to, in certain circumstances, vote certain of the Anderson Shares as she may from time to time own and have sole voting power with respect to; and

     WHEREAS, because the terms of this Voting Agreement would be disclosable in any proxy statement filed by IGI under Section 14 of the Securities Act of 1934 ("the 1934 Act") and Regulation 14(a) promulgated under the 1934 Act, IGI is willing to perform certain clerical functions to implement the terms of this Voting Agreement and SPHN and Anderson are willing to provide IGI with the information necessary to prepare such disclosures;

     NOW, THEREFORE, SPHN and Anderson agree as follows, and IGI agrees with SPHN and Anderson as follows only as to the procedures set forth in Section 3 of this Voting Agreement and the related provisions of Sections 4, 5 and 6 of this Voting
Agreement:

                            Agreement

     1.   SPHN Entitlement to Direct Voting of Certain Anderson
Shares.

          (a) As to any matter submitted to a vote of the stockholders of IGI, SPHN shall be entitled to direct the manner in which Anderson votes as a stockholder such number (the "Directed Shares") of Anderson Shares as she, absent this Voting Agreement, has the sole power to vote as equals one half of the difference between (i) the number of shares of common stock over which Smith, Page, Hendrickson and Newton have sole or shared voting power, and (ii) the number of Anderson Shares over which Anderson has sole voting power, each amount determined as of the record date for the matter as to which stockholders are voting. Anderson shall only be required to vote in accordance with such agreement (A) until the earlier to occur of (x) two (2) years from the date of this Agreement or (y) the date on which Anderson shall have sold not less than one (1) million shares of common stock beneficially owned by her or hereinafter acquired by her, including by virtue of her exercise of the 1997 Stock Purchase Right as of the date of this Agreement and (B) provided IGI's net income, as determined under generally accepted accounting principles and as reported in the reports filed by IGI under the Securities Exchange Act of 1934, is for the twelve (12) month period ending as of the latest fiscal quarter for which a quarterly (or annual) report has been filed by IGI under the Securities Exchange Act of 1934 as of the applicable voting record date, greater than (or net loss less than) the net income or loss for the comparable twelve (12) month period as of the prior year.

          (b)  By way of, and only for the purposes of
illustration, if Anderson is required to vote her shares in accordance with this Agreement and Smith, Page, Hendrickson and Newton have sole or shared voting power with respect to 2,500,000 shares and Anderson has sole voting power with respect to 4,000,000 Anderson Shares, then the number of Directed Shares would be (4,000,000 - 2,500,000) / 2 which equals 1,500,000 / 2 which equals 750,000.

     2. No Direction Contrary to Board of Directors Recommendation. Notwithstanding the provisions of Section 1 of this Voting Agreement, Anderson shall not be required to follow any direction from SPHN which would require her to vote shares of common stock in a manner contrary to a recommendation of the board of directors of IGI.

     3. Procedures for Direction of Voting. The following procedures shall be used in implementing Section 1:

          (a) Within two (2) business days after the selection of a record date by the board of directors, the secretary of IGI will notify both SPHN and Anderson of (i) the record date selected, and (ii) the matters as to which that record date is to apply.

          (b) Within five (5) business days of the receipt of the notice delivered pursuant to subsection (a) above:

               (i) SPHN will deliver to the secretary of IGI, and to Anderson, a statement setting forth the number of shares of common stock as to which they have sole or shared voting power as of the record date, and indicating whether, in their view, the requirements of
          Section 1 have been met;

               (ii) Anderson will deliver to the secretary of IGI a statement indicating the number of Anderson Shares as to which she has sole voting power as of the record date, and indicating whether, in her view, the requirements of Section 1 have been met.

          (c) Within two (2) business days of the receipt of the statements from SPHN and Anderson pursuant to subsection (b) above, the secretary of IGI will deliver to SPHN and Anderson a statement (i) setting forth the calculation of the number of Directed Shares, and (ii) indicating whether there appears to exist any difference or disagreement as to whether the requirements of Section 1 have been met.

          (d) If, upon the receipt from the secretary of IGI of the statement delivered pursuant to subsection (c) above, SPHN or Anderson disagree or have reason to disagree or question the information set forth therein, they will, within two (2) business days, notify both the secretary of IGI and the other party to this Voting Agreement of the nature or such disagreement or question. SPHN, Anderson and the secretary of IGI will then meet to attempt to resolve or eliminate any such disagreement or question. Any such disagreement or question which cannot be so resolved or eliminated will be submitted to arbitration pursuant to Section 5 of this Voting Agreement.

          (e) Upon the passage of two (2) business days without any notification pursuant to subsection (d) above, or alternatively upon the resolution or arbitration of and disagreements or questions, the secretary of IGI may and shall:

               (i)  utilize the number of Directed Shares
          determined pursuant to subsections (c) and (d) above in the preparation of proxy materials; and

               (ii) request from IGI's transfer agent a separate proxy card or form for Anderson, in the amount of the Directed Shares, to facilitate her voting of the Directed Shares separately from her voting of any other shares of common stock.

          (f) If, pursuant to subsections (c) and (d) above, it has been determined that (i) the number of Directed Shares is greater than zero, and (ii) that the requirements of Sections 1 have been met, then, within five (5) business days after the receipt of a definitive proxy statement, but no less than twenty
(20) days prior to the scheduled date for the meeting of the stockholders at which the applicable vote is to take place, SPHN shall, subject to compliance with Section 2 of this Agreement, deliver to Anderson a written notice indicating the manner in which they wish the Directed Shares to be voted on each matter as to which proxies have been solicited.

     4.   Representation and Agreement of Anderson.

          (a) Anderson hereby represents to SPHN that as of the date hereof she has sole voting power with respect to 4,363,440 shares of common stock of IGI.

          (b) Anderson hereby agrees that, as long as this Voting Agreement remains in effect, she will take no action that causes the voting rights of the shares identified in Section 4(a) above to be shared with any other person or entity, without the express written consent of SPHN.

     5.   Indemnification.

          (a) Each of Smith, Page, Hendrickson and Newton agrees to indemnify and hold harmless Anderson, and her heirs, executors, administrators, assigns, affiliates and agents, from and against any and all losses, damages, liabilities, costs and expenses which she or any of them may sustain or incur as the result of any suit, complaint or other action arising out of or alleging damages from the manner in which the Directed Shares were voted.

          (b) Each of Smith, Page, Hendrickson and Newton and Anderson agrees to indemnify and hold harmless IGI and its successors, assigns, affiliates, officers, directors, employees and agents from and against any and all losses, damages, liabilities, costs and expenses which it or any of them may sustain or incur in connection with or arising out of this Voting Agreement.

     6. Arbitration. Each Party agrees that any controversy or claim by it against another Party arising directly or indirectly out of this Agreement including, without limitation, claims for breach of contract, breach of warranty, claims arising from the purchase or sale of Shares, or claims for fraud, whether due to false representations or failure to disclose, shall be submitted to arbitration pursuant to the Federal Arbitration Act ("FAA") and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a panel of three arbitrators and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction pursuant to the FAA. In arbitration proceedings hereunder, the Parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. The arbitration of any dispute pursuant to this section shall be held in Atlanta, Georgia. Notwithstanding the foregoing in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. The losing Party in an arbitration under this section shall pay all costs and expenses reasonably incurred by the prevailing Party with respect to this arbitration including, but not limited to, reasonable attorneys' fees.

     7.   Miscellaneous.

          (a) Modification; Complete Agreement. This Voting Agreement (i) represents the entire agreement among SPHN, Anderson and IGI concerning the matters addressed herein, (ii) may only be modified by a written instrument executed by IGI and SPHN and sets forth the entire agreement of IGI and SPHN with respect to the subject matter hereof; and (iii) shall inure to the benefit of, and be binding upon IGI and SPHN and their respective heirs, legal representatives and successors.

          (b) Waiver. Any of the terms and conditions of this Voting Agreement which may be lawfully waived may be waived in writing at any time by the Party that is entitled to the benefit thereof. Any waiver of any provision of this Voting Agreement shall be binding only is set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Voting Agreement shall be deemed to or shall constitute a waiver of such provision of this Voting Agreement, and no waiver of a provision shall be deemed or constitute a waiver of any other provision of this Voting Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver.

          (c) Governing Law. This Voting Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

          (d) Fees and Expenses. Each Party shall bear their own respective expenses in connection with the negotiation and consummation of the transactions contemplated by this Voting
Agreement.

          (e)  Transfers and Assignments.  Neither this Voting
Agreement nor any of the rights of hereunder may be transferred or assigned except as provided herein.

          (f) Gender. Unless the context otherwise requires, all personal pronouns used in this Voting Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders.

          (g)  Headings.  The headings contained in this Voting
Agreement are for reference only and shall not affect in any way the meaning of interpretation of this Voting Agreement.

          (h) Severability. Any provision of this Voting Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Voting Agreement invalid, illegal or unenforceable in any other jurisdiction.

          (i) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

     If to Innovo Group:

                    Innovo Group Inc.
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Attn:  Patricia Anderson-Lasko, President
                    Facsimile:  (615) 384-5008
     With a copy to:

                    Sims Moss Kline & Davis LLP
                    400 Northpark Town Center, Suite 310
                    1000 Abernathy Road, N.E.
                    Atlanta, Georgia  30328
                    Attn:  Jerry L. Sims, Esq.
                    Facsimile:  (770) 481-7210

     If to Anderson:
                    Patricia Anderson-Lasko
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Facsimile:  (615) 384-5008

     With a copy to:

                    Sims Moss Kline & Davis LLP
                    400 Northpark Town Center, Suite 310
                    1000 Abernathy Road, N.E.
                    Atlanta, Georgia 30328
                    Attn:  Jerry L. Sims, Esq.
                    Facsimile:  (770) 481-7210

     If to Smith, Page, Hendrickson or Newton:

                    L.E. Smith or Dan Page or J. Eric Hendrickson
                    or Herb Newton
                    c/o Innovo Group Inc.
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Facsimile:  (615) 384-5008

     With a copy to:

                    Jones, Day, Reavis & Pogue
                    303 Peachtree Street, N.E.
                    Suite 3500
                    Atlanta, Georgia  30308-3242
                    Attn:  Lizanne Thomas
                    Facsimile:  (404) 581-8330


or to such other address as a Party shall have designated to the other by like notice.

          (j) Public Announcements. Any and all public announcements concerning the transactions contemplated or completed under this Voting Agreement shall require the approval of IGI and SPHN.

     IN WITNESS WHEREOF, Smith, Page, Hendrickson, Newton  and
Anderson and IGI have executed this Voting Agreement on the date first written above.



L.E. Smith                    /s/        L.E. Smith
                              _________________________
                              L.E. Smith


Dan Page                      /s/       Dan Page
                              _________________________
                              Dan Page


J. Eric Hendrickson           /s/      J. Eric Hendrickson
                              _________________________
                              J. Eric Hendrickson


Herb Newton                   /s/      Herb Newton
                              _________________________
                              Herb Newton


Patricia Anderson-Lasko       /s/      Patricia Anderson-Lasko
                              _________________________
                              Patricia Anderson-Lasko



                              Innovo Group Inc.


                              By:/s/      Schren Head
                              _________________________
                              Schren Head, Secretary

                    (signing as to Sections 3, 4, 5 and 6 only)


                              Attest:/s/ Patricia Anderson-Lasko
                              _________________________
                              Patricia Anderson-Lasko